Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) sets forth the agreement reached concerning the continued employment and termination of employment of Andrew McMahon (“Employee”) with AXA Equitable Life Insurance Company including its current and former parents, subsidiaries and affiliates, and its and their respective current and former successors or predecessors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively “AXA Equitable”). This Agreement is subject to approval by the Boards of Directors of AXA Financial Inc. and AXA Equitable Life Insurance Company and will not be effective before such approvals are received. Such approvals will be communicated to Employee as soon as practicable following the Boards’ decision.

1. (a) Employee agrees and acknowledges that Employee will remain employed with AXA Equitable Life Insurance Company through February 28, 2014 subject to all AXA Equitable practices, policies and standards. Employee’s last day of employment with AXA Equitable will be February 28, 2014 (“Termination Date”). Employee will continue to be paid Employee’s current salary on a bi-weekly basis through Employee’s Termination Date.

(b) Employee further acknowledges and agrees that effective September 12, 2013 Employee will resign from any and all officer and directorships Employee may hold with AXA Equitable Life Insurance Company and/or any of its parents, subsidiaries or affiliates. No later than September 12, 2013, Employee agrees to furnish to the appropriate individuals and Boards of Directors a separate resignation letter for those officer and directorships. Employee also acknowledges and agrees that all “fringe” benefits Employee currently receives, including but not limited to a car and driver and a country club membership, will terminate effective September 12, 2013. Notwithstanding the above sentence, Employee will continue to receive financial counseling and tax preparation services from Ayco LP through Employee’s Termination Date. The value of such services shall be imputed income to Employee.

(c) From September 12, 2013 through Termination Date, Employee acknowledges and agrees that Employee will be responsible for effectuating a smooth transition of his present responsibilities as determined by the Chairman and Chief Executive Officer of AXA Equitable Life Insurance Company, including but not limited to mentoring Kevin Molloy and transitioning issues relating to the retail field organization.

(d) On January 31, 2014, Employee will be afforded the opportunity to receive continuation of existing participation in the AXA Equitable Executive Survivor Benefit Plan for a one year period following Employee’s Termination Date, subject to the terms and conditions of that plan which may be amended by AXA Equitable Life Insurance Company at any time in accordance with

Exhibit 10.1

that plan’s provisions, in exchange for executing another Confidential Separation Agreement and General Release in substantially the same form as Exhibit A attached hereto.

(e) Employee agrees and acknowledges that if Employee becomes actively employed by AXA Equitable Life Insurance Company or any of its parents, subsidiaries or affiliates in a role other than that described in paragraph 1(c) of this Agreement at any time prior to Termination Date, Employee will not be eligible for any of the benefits, opportunities or consideration contained in this Agreement.

2. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, AXA Equitable will provide Employee the following in addition to the benefits contained in paragraph (1) of this Agreement, provided Employee has not revoked this Agreement as set forth below:

(a) a short-term incentive compensation (“STIC”) award for 2013 at the targeted amount of $1,800,000, adjusted based on the actual funding of the 2013 STIC pool;

(b) a lump sum payment of $2,450,000, which is equal to 52 weeks of Employee’s base salary plus Employee’s targeted STIC award for 2014;

(c) an additional lump sum payment of $340,000, which is equal to Employee’s targeted STIC award for 2014, pro-rated for Employee’s service in 2014 plus $40,000;

(d) an additional lump sum of $1,225,000 which is equal to 6 months of Employee’s salary plus Employee’s pro-rated targeted STIC award for 2014; and

(e) the opportunity to enter into a 14th Edition Associate Agreement with AXA Network, LLC (“14th Edition Agreement”) and a Registered Representative Agreement with AXA Advisors, LLC (“Registered Representative Agreement”) (collectively “Agent Agreements”) on March 1, 2014, pursuant to their then terms and conditions. If Employee enters into Agent Agreements on March 1, 2014, they will be in substantially the same forms as Exhibit B attached hereto except for the following modifications:

(i)	The below language will replace the language contained in Paragraph XIII D of the 14th Edition Agreement:

“This Agreement also may be terminated at any time at the option of AXA Network for Good Reason, as defined below, by written notice to the Associate. Such notice will be sufficient if in writing and will be

Exhibit 10.1

effective the date it is delivered in person or mailed to the Associate’s last known address on file with AXA Network. Termination for Good Reason shall mean termination because the Associate:

(1)	engaged in misconduct relating to AXA Network or any of its affiliates;

(2)	is convicted of, or enters a plea of nolo contedere to, a crime; or

(3)	fails to comply with the policies, procedures and/or standards of conduct of AXA Network or any of its affiliates.”

(ii)	The below language will replace the language contained in Paragraph X B of the Registered Representative Agreement:

“This Agreement also may be terminated at any time at the option of AXA Advisors for Good Reason, as defined below, by written notice to the Representative. Such notice will be sufficient if in writing and will be effective the date it is delivered in person or mailed to the Representative’s last known address on file with AXA Advisors. Termination for Good Reason shall mean termination because the Representative:

(1)	engaged in misconduct relating to AXA Advisors or any of its affiliates;

(2)	is convicted of, or enters a plea of nolo contedere to, a crime; or

(3)	fails to comply with the policies, procedures and/or standards of conduct of AXA Advisors or any of its affiliates.”

All other provisions contained in the then applicable Agent Agreements shall remain unchanged.

None of the monetary consideration set forth in this paragraph 2 will be provided sooner than Employee’s Termination Date or later than March 15, 2014. No portion of the monetary payments set forth in this paragraph 2 shall be considered compensation for any AXA Equitable benefit plan or program except that the amounts contained in paragraphs 2 (a) and (b) will be considered compensation for purposes of retirement benefit accruals under the applicable plan (and any related excess plan) providing for such retirement benefit accruals on Termination Date. All payments made pursuant to this Agreement will be made less all applicable withholdings and deductions.

Exhibit 10.1

If Employee returns to active employment with AXA Equitable Life Insurance Company or any of its parents, subsidiaries or affiliates at any time from Termination Date to one year following Termination Date, Employee will be responsible for returning to AXA Equitable Life Insurance Company a pro rata portion of the total amount of the lump sum payments made to Employee pursuant to paragraph 2 (b), (c) and (d) of this Agreement. The pro rata portion shall be determined by (i) dividing the number of full weeks from Employee’s reemployment date through one year following Termination Date by 52 and (ii) then multipying the quotient by the total amount of lump sum payments made to Employee pursuant to paragraph 2 (b), (c) and (d) of the Agreement. Employee acknowledges and agrees that, if such amount is not repaid promptly to AXA Equitable Life Insurance Company following the reemployment date, AXA Equitable Life Insurance Company shall have the right to recover it, including by offsetting amounts of any kind payable to Employee, Employee’s estate or Employee’s heirs by AXA Equitable Life Insurance Company or any of its affiliates by the amount owed to the extent permitted by applicable law or, if lower, to the extent such offset will not create adverse tax consequences to you under Internal Revenue Code Section 409A. In the event that any or all of the amount owed is not satisfied by such set-off, Employee or Employee’s estate shall continue to remain responsible for payment of the outstanding balance.

3. In consideration of the payment and benefits described above, and for other good and valuable consideration, Employee hereby releases and forever discharges, and by this instrument releases and forever discharges, AXA Equitable from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which Employee ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Employee’s execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding Employee’s employment with or termination of employment from AXA Equitable, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, genetic information, disability, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Genetic Information Nondiscrimination Act of 2008; the Pregnancy Discrimination Act; the Uniformed Services Employment and Reemployment Rights Act; the New York State Human Rights Law; the New York City Human Rights Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any AXA Equitable retirement or welfare

Exhibit 10.1

plan or any AXA or AXA Financial equity plan; provided, however, that this release does not apply to any vested benefits which Employee may have. Such benefits shall be governed by the terms and conditions of the applicable plan documents which AXA Equitable reserves the right to amend, modify or terminate in its sole discretion. In addition, this release does not apply to any AXA Equitable product(s) Employee may own. This Agreement may not be cited as, and does not constitute an admission by AXA Equitable of, any violation of any such law or legal obligation with respect to any aspect of Employee’s employment or termination therefrom.

4. Employee represents, warrants and agrees that Employee has not filed any lawsuits or arbitrations against AXA Equitable, or filed or caused to be filed any claims, charges or complaints against AXA Equitable in any administrative, judicial, arbitral or other forum, including any charges or complaints against AXA Equitable with any international, federal, state or local agency charged with the enforcement of any law or any self-regulatory organization, and that Employee is not aware of any factual or legal basis for any legitimate claim that AXA Equitable is in violation of any whistleblower, corporate compliance, or other regulatory obligation of AXA Equitable under international, federal, state or local law, rule or AXA Equitable policy. Employee further represents, warrants and agrees that if Employee was ever aware of any such basis for a legitimate claim against AXA Equitable, Employee informed AXA Equitable of same. To the extent any such action may be brought by a third party, Employee expressly waives any claim to any form of monetary or other damages, or any form of recovery or relief in connection with any such action. Nothing in this Agreement shall prevent Employee (or Employee’s attorneys) from (i) commencing an action or proceeding to enforce this Agreement, or (ii) exercising Employee’s right under the Older Workers Benefit Protection Act of 1990.

5. Employee represents, warrants and acknowledges that AXA Equitable owes Employee no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, notice pay, vacation pay, or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement, and, if applicable, any AXA or AXA Financial equity plan.

6. Employee agrees that Employee will not disparage or criticize AXA Equitable, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against AXA Equitable, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

7. Employee agrees not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against AXA Equitable, or the facts and circumstances underlying this Agreement, except in the following circumstances:

(a) Employee may disclose the terms of this Agreement to Employee’s immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

Exhibit 10.1

(b) Employee may disclose the terms of this Agreement to (i) Employee’s financial and tax advisors so long as such financial and tax advisors agree in writing to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, or (iii) Employee’s legal counsel; and

(c) Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement.

(d) Any non-disclosure provision in this Agreement does not prohibit or restrict Employee (or Employee’s attorneys) from responding to any inquiry, or providing testimony, about this Agreement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission, FINRA, or any other self-regulatory organization or any other federal or state regulatory or administrative agency or authority.

8. Employee agrees that Employee will reasonably assist and cooperate with AXA Equitable in connection with the defense or prosecution of any claim that may be made against or by AXA Equitable, or in connection with any ongoing or future investigation or dispute or claim of any kind involving AXA Equitable, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. Upon submission of appropriate written documentation, AXA Equitable shall reimburse Employee for reasonable, pre-approved expenses incurred in carrying out the provisions of this paragraph.

9. This Agreement constitutes the entire agreement between AXA Equitable and Employee with respect to the subject matter herein, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between AXA Equitable and Employee with respect to the subject matter herein. Employee affirms that, in entering into this Agreement, Employee is not relying upon any oral or written promise or statement made by anyone at any time on behalf of AXA Equitable.

10. This Agreement is binding upon Employee and Employee’s successors, assigns, heirs, executors, administrators and legal representatives.

11. Employee acknowledges that during Employee’s employment with AXA Equitable Life Insurance Company and during the term of any Agents Agreement, Employee had and will have access to proprietary and confidential information, including without limitation product design and pricing, retail and wholesale distribution and confidential customer and employee information. As a result, Employee acknowledges and agrees that for 12 months following Termination Date:

(a) Unless Employee receives prior written authorization from the Chairman and Chief Executive Officer of AXA Equitable Life Insurance Company, Employee shall not provide services, in any capacity, whether as an employee, consultant, independent contractor, principal, agent, owner, partner, shareholder, officer or director, or otherwise, for any entity that conducts business competitive to that of AXA Equitable Life Insurance Company or its parents, affiliates or subsidiaries to the extent they engage in the life insurance and annuity business with respect to product design, pricing, hedging, issuance and/or retail and wholesale distribution of life insurance or variable annuity products. Nothing in this paragraph 11(a) shall prevent Employee from performing any authorized duties under Agent Agreements.

Exhibit 10.1

(b) Employee shall not directly or indirectly solicit the business of any customer or prospective customer of the AXA Equitable Life Insurance Company or any of its parents, affiliates or subsidiaries for any purpose other than to obtain, maintain and/or service the customer’s business for AXA Equitable Life Insurance Company or any of its parents, affiliates or subsidiaries. Notwithstanding the foregoing, Employee shall not be precluded from soliciting business from any customer or prospective customer of AXA Equitable Life Insurance Company or any of its parents, affiliates or subsidiaries who is an existing customer of a non-competitive business with AXA Equitable Life Insurance Company or its parents, affiliates or subsidiaries to the extent they engage in the life insurance and annuity business.

(c) Employee shall not directly or indirectly, recruit, solicit or hire any person who is then employed by or associated with AXA Equitable Life Insurance Company or any of its parents, affiliates or subsidiaries. Notwithstanding the foregoing, Employee shall not be prevented from hiring any such person who responds to a general non-targeted advertisement for employment.

The provisions of this paragraph shall survive the termination of this Agreement and/or any Agent Agreements for any reason.

12. If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

13. Without detracting in any respect from any other provision of this Agreement:

(a) Employee, in consideration of the payment and benefits provided to Employee as described in paragraph 2 of this Agreement, agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee has or may have against AXA Equitable as set forth herein,

Exhibit 10.1

including, but not limited to, all rights or claims arising under the ADEA, as amended, including, but not limited to, if applicable all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and Employee has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms, and that Employee is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b) Employee understands that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date of Employee’s execution of this Agreement, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement.

(c) Employee agrees and acknowledges that the consideration provided to Employee under this Agreement is in addition to anything of value to which Employee is already entitled.

(d) AXA Equitable hereby advises Employee to consult with an attorney prior to executing this Agreement.

(e) Employee acknowledges that Employee was informed that Employee had at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.

14. Employee may revoke this Agreement within seven (7) days from the date Employee signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either AXA Equitable or Employee. Any revocation must be in writing and received by AXA Equitable by 5:00 p.m. on the seventh day after this Agreement is executed by Employee. Such revocation must be sent to Rino Piazzolla, Senior Executive Vice President and Chief HR Officer, AXA Equitable, 1290 Avenue of the Americas, New York, New York 10104.

15. This Agreement may not be changed or altered, except by a writing signed by an authorized executive officer of AXA Equitable and Employee. The laws of the State of New York will apply to any dispute concerning it.

16. Employee understands and agrees that the terms set out in this Agreement, including, but not limited to, the confidentiality provisions, shall survive the signing of this Agreement and receipt of benefits hereunder.

Exhibit 10.1

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT AXA EQUITABLE HAS ADVISED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

Date:	9/5/2013	/s/ Andrew McMahon

Andrew McMahon

On this 5th day of September 2013, before me personally came Andrew McMahon, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that Employee executed the same.

/s/ Francesca Divone
Notary Public

AXA Equitable Life Insurance Company

Date:	9/5/2013	By:	/s/ Rino Piazzolla
			Name:	Rino Piazzolla
			Title:	Senior Executive Director and Chief HR Officer

Employee must sign and return this Agreement to Rino Piazzolla, Senior Executive Vice President and Chief HR Officer no later than midnight on the 21st day following Employee’s receipt of this Agreement or irrevocably lose the opportunity to receive the consideration detailed herein. Employee received this Agreement on August 15, 2013.